Exhibit 99.1

                  [LETTERHEAD OF COOPERATIVE BANKSHARES, INC.]


          COOPERATIVE BANK FOR SAVINGS FILES APPLICATION TO CONVERT TO
                        STATE CHARTERED COMMERCIAL BANK


     Wilmington, North Carolina, November 20, 2002--Cooperative Bankshares, Inc. (NASDAQ: "COOP") announced today that its banking subsidiary Cooperative Bank for Savings, Inc., SSB had filed an application with the North Carolina Commissioner of Banks to convert its state savings bank charter to a state commercial bank charter.

     Cooperative Bankshares President and Chief Executive Officer, Frederick Willetts, III stated "We do not expect that the charter change will result in significant changes to our existing business but will better reflect the way the Bank's business has evolved. In recent years, our business strategy and portfolio composition have become more "bank-like" with an increasing emphasis on commercial lending."

     The conversion application requires the approval of the Commissioner of Banks of the State of North Carolina. Upon completion of the conversion, the Bank will be known simply as Cooperative Bank.

     Cooperative Bankshares, Inc. is the parent company of Cooperative Bank. Chartered in 1898, Cooperative provides a full range of financial services through 17 financial centers in Eastern North Carolina. The Bank's subsidiary, Lumina Mortgage, Inc. is a mortgage banking firm, originating and selling residential mortgage loans through offices in Wilmington, North Carolina, North Myrtle Beach, South Carolina and Virginia Beach, Virginia.



                           For Additional Information
                           --------------------------
                       Frederick Willetts, III, President
                Todd L. Sammons, CPA, Senior Vice President/ CFO
                   Linda B. Garland, Vice President/ Secretary